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THE BOEING COMPANY

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The following letter was sent by The Boeing Company to certain institutional holders of its common stock beginning on April 27, 2004.

April 27, 2004

Dear                     :

I am writing to explain why The Boeing Company (“Boeing” or the “Company”) and its Board of Directors disagrees with recent voting recommendations made by Institutional Shareholder Services (“ISS”) with respect to three of our four director nominees and other matters to be voted on at the Company’s Annual Meeting of Shareholders, which will be held on May 3, 2004.

DIRECTOR ELECTION. ISS has suggested that Boeing shareholders withhold votes for certain directors, not because of the qualifications of the directors, but because, in ISS’s estimation, the Board has not properly responded to votes on certain shareholder proposals submitted at the Company’s prior two annual meetings. Boeing believes that withholding votes on this basis is inappropriate and continues to recommend that shareholders reelect these very qualified directors. We note that another institutional investor proxy advisor, Glass Lewis & Co., has recommend that shareholders vote for these directors.

We believe the Company has appropriately responded to shareholder concerns voiced on major corporate governance proposals that received significant shareholder support in 2002 and 2003. First, though, it is important to note the inaccuracies in the ISS report. These proposals did not, as ISS contends, receive a “clear mandate of the company’s shareholders for two consecutive years.” ISS states that “at the company’s past two annual meetings a majority of the shares cast voted in favor of the shareholder proposals to declassify the board and to remove the supermajority vote provision.” This is incorrect. While a majority of the “yes/no votes” were voted for the proposals, it is inaccurate to say that a majority of the votes cast were voted in favor in both years, because a significant number of shareholders chose to cast their ballots as abstentions on these proposals, and their abstentions should be viewed, as they are by the New York Stock Exchange, as “votes cast.” Accordingly, the proposals to declassify the board and to remove the supermajority vote provision received a majority of the votes cast only in 2003, not in the past two years.

We think this distinction is especially pertinent in this instance because of the narrow votes on both of these proposals. The votes to declassify the board in 2002 were 49.5% of the votes cast and 50.5% of the yes/no vote, but only 31.4% of the outstanding shares entitled to vote. In 2003 the votes were 55% of the votes cast and 56.4% of the yes/no vote, but only 35% of the outstanding shares entitled to vote. The votes to remove the supermajority vote provision in 2002 were 49.5% of the votes cast and 50.7 % of the yes/no vote, but only 34% of the outstanding shares entitled to vote. In 2003 the votes were 53% of the votes cast and 54.87 % of the yes/no vote, but only 34.5% of the outstanding shares entitled to vote. We don’t believe that these vote totals constitute a “clear mandate.”

With respect to the simple majority vote, we believe that the management proposal in the 2004 Proxy Statement, discussed below, to eliminate certain supermajority vote requirements on business combinations and changes in the Company’s capital stock constitutes a substantial implementation of the shareholder recommendation and represents the appropriate balance on this issue.

Moreover, ISS neglects to mention that the Company has implemented the shareholder proposal from 2003 regarding rights plans by adopting a shareholder rights plan policy directing the board of directors to seek shareholder approval prior to adopting or extending any rights plan, subject to the Board’s continuing fiduciary duties.

Our Board nominees merit your affirmative vote. These directors have earned your support as a result of their hard work and actions on behalf of the Company’s shareholders. They deserve your support as a result of their independence, commitment to good corporate governance, competence and experience. That some would urge shareholders to withhold support from these qualified and dedicated directors on the basis of so called “policies” of general application that do not take into account the particular needs and circumstances of the Company is a great disservice not only to these candidates but more importantly to the Company and its shareholders.

CORPORATE GOVERNANCE. We urge you to view the election of directors and management’s recommendation on other proposals in the context of the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of the Company’s shareholders. In this connection, we would like to bring to your attention some examples of our corporate governance that go well beyond the requirements of Delaware law, the Securities and Exchange Commission and the New York Stock Exchange (the “NYSE”).

Currently, 10 of 11 members of the Board of Directors, as well as each member of the Board’s Audit, Compensation and Governance Committees, are independent under the NYSE’s independence standards. The Board of Directors met eight times during 2003 and the committees of the Board held a total of 38 meetings and director attendance for the Board and committee meetings was exceptional. In December 2003, we separated the position of Chief Executive Officer and Chairman. Our Non-Executive Chairman presides over executive sessions of the Board and facilitates communication between the independent directors and management, provides input with respect to the agendas for Board meetings, and interviews, along with the Chair of the Governance Committee, prospective board candidates. Further, any interested party can communicate via email with our Non-Executive Chairman or the Chairpersons of the Audit, Compensation and Governance Committees. Finally, as mentioned above, in August 2003, the Board adopted a Shareholder Rights Plan Policy directing the Board to seek shareholder approval prior to adopting or extending any rights plan, subject to the

Board’s continuing fiduciary duties and determined to eliminate certain supermajority vote requirements.

I would also like to take this opportunity to highlight some of the issues relating to the following proposals to be voted on at our annual meeting:

•	the Board’s recommendation of a vote FOR approval of management’s proposal to approve amendments to the Company’s Certificate of Incorporation and By-Laws to eliminate certain supermajority vote requirements, and

•	the Board’s recommendation of a vote AGAINST the following shareholder proposals (which, along with the Company’s responses, are contained in Enclosure I with this letter):

•	to declassify the board of directors;

•	to require simple majority vote; and

•	to require the Company to implement a specified human rights policy.

MANAGEMENT PROPOSAL ON SUPER-MAJORITY VOTE REQUIREMENTS (Item 2): This proposal would remove the supermajority vote requirements in the Company’s charter documents relating to the approval of certain business combinations and certain changes in the Company’s capital stock. These provisions were adopted to protect shareholders in the event of certain unsolicited attempts to acquire control of the Company where the Board viewed the price and terms to be inadequate or otherwise unsatisfactory, but the Board, as part of its continuing review of corporate governance matters, has determined to remove these provisions. In reaching this conclusion, the Board has taken into consideration the overall framework of our governance structure and the fact that shareholders have previously approved a shareholder proposal requesting that the Board act to eliminate provisions of its charter documents requiring a supermajority vote. The Board determined that eliminating these supermajority vote provisions is an appropriate response to that proposal. If the amendments are approved, under our Certificate of Incorporation and By-Laws, transactions requiring the approval of shareholders or certain changes in the Company’s capital stock will require only a simple majority vote.

SHAREHOLDER PROPOSALS: We oppose the following shareholder proposals because we believe they inappropriately limit the flexibility of the Board and could be disadvantageous from a competitive point of view, and, therefore, are not in the best interests of our shareholders. We also oppose these proposals for the reasons that follow:

DECLASSIFIED BOARD STRUCTURE (Item 6): This proposal would eliminate the Company’s current classified Board structure. The purpose of the classified Board is to safeguard the Company against the efforts of a third party intent on quickly taking control of the business and not paying fair value for the business and its assets. It is important to note at the outset that all directors, regardless of how often they are elected, must still exercise their fiduciary duties to the Company and shareholders. Moreover, the classified Board structure does not preclude a takeover but rather gives directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. Importantly, we note that 10 of 11 members of the Board are currently independent and that the directors could use this tool for the benefit of all shareholders, not to entrench management. We also believe a classified Board that gives our 10 independent directors an assured three-year term further strengthens their independence, provides stability and continuity, and enhances the ability of the Board to engage in long-term strategic planning—all of which is beneficial to shareholders.

SIMPLE MAJORITY VOTE (Item 7): This proposal would require a simple majority vote in lieu of supermajority on all matters submitted to shareholders. The Board believes that its proposal (Item 2) represents the appropriate balance on this matter. The Board has proposed eliminating supermajority vote requirements in the Company’s Certificate of Incorporation and By-Laws with respect to transactional matters. The supermajority vote provisions that would remain relate to certain fundamental changes to our governing instruments, such as provisions relating to shareholder meetings, the number and removal of directors, the filling of vacancies on the Board of Directors, the classification of the Board and cumulative voting. These provisions comprise the fundamental framework of our governance structure and are intended to preserve and maximize the value of the Company for all shareholders by protecting against self-interested actions by one or a few large shareholders. The Board believes that it is good corporate governance to ensure that fundamental changes of this nature can only be made when a broad consensus of shareholders agrees that a change is prudent.

IMPLEMENTATION OF HUMAN RIGHTS POLICY (Item 5): This proposal would commit the Company to developing a comprehensive human rights policy that incorporates the Universal Declaration of Human Rights and is monitored by outside agencies. The Company has in place structures to ensure ethical decision making and compliance with legal and ethical principles. In fact, the Company recently created an Office of Internal Governance, with nearly 500 employees that reports directly to the Company’s Chief Executive Officer and is responsible for the Company’s internal audit, ethics, import, export, international service contractors, and compliance assessment programs. Boeing is committed in its international as well as its domestic operations to operating with integrity and the highest ethical business principles. The proposal, which includes provisions for outside monitoring, auditing and reporting requirements, would be unnecessarily costly and burdensome to the Company and is not in the best interests of the shareholders.

I appreciate your time and attention to these matters, which could significantly impact the Company’s competitive position. Thank you for your continued support.

Very truly yours,

/s/ LEWIS E. PLATT

Lewis E. Platt

Non-Executive Chairman of the Board

Enclosure

ITEM 2.  MANAGEMENT PROPOSAL TO APPROVE AMENDMENTS TO

CERTIFICATE OF INCORPORATION AND BY-LAWS TO

ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Board of Directors, in its continuing review of corporate governance matters, and after careful consideration and upon recommendation by the Governance, Organization and Nominating Committee of the Board, has concluded that it is in the best interests of the Company’s shareholders to remove the supermajority vote requirements in the Company’s charter documents relating to the approval of certain business combinations and certain changes in the Company’s capital stock. These changes will be effected by the removal of Article EIGHTH of the Company’s Certificate of Incorporation, and amendments to related provisions in Sections 3 and 5 of Article FOURTH and in Articles NINTH and ELEVENTH of the Certificate of Incorporation and Sections 2, 3 and 4 of Article VIII of the Company’s By-Laws (the “related provisions”). If the amendments are approved, transactions requiring the approval of shareholders or certain changes in the Company’s capital stock will require only a simple majority vote, subject to the exception under Delaware law that is explained below.

The proposed amendments would eliminate Article EIGHTH, which currently requires the holders of at least 75% or more of the outstanding stock of the Company entitled to vote for the election of directors (the “Voting Stock”) approve certain “Business Combinations.” A Business Combination includes a merger, consolidation, exchange of stock, asset sale, liquidation, recapitalization, redemption or certain other business transactions, including the issuance of Company stock to, and any loan to, guarantee on behalf of, or selective redemption of stock owned by an “Interested Stockholder.” An Interested Stockholder is a person (other than the Company) who beneficially owns 10% or more of the Voting Stock of the Company and certain defined Affiliates. The 75% vote requirement does not apply, however, to a Business Combination if (1) a majority of the Continuing Directors of the Board (directors who were directors prior to the time an Interested Stockholder became an Interested Stockholder, and directors recommended for election by such directors) have approved the Business Combination or (2) the Continuing Directors determine that the specified minimum price, form of consideration and procedural requirements are satisfied.

The proposed amendments to Sections 3 and 5 of Article FOURTH would remove the provisions that make such sections expressly subject to Article EIGHTH. Sections 3 and 5 address, respectively, amendment of the Certificate of Incorporation to increase or decrease any class or classes of the authorized stock of the Company, and the power of the Board to approve the issuance and disposition of any authorized and unissued shares. Article NINTH would be amended to incorporate certain definitions formerly in Article EIGHTH. The proposed amendments to Article ELEVENTH would remove provisions providing that no amendment to repeal or alter Article EIGHTH or Sections 3 and 5 of Article FOURTH may be made without an affirmative vote of 75% of the Voting Stock or the recommendation of a majority of the Continuing Directors together with the affirmative vote of the holders of a majority of the Voting Stock. In addition, Sections 2, 3 and 4 of Article VIII of the By-Laws would be amended to remove references to Article EIGHTH of the Certificate of Incorporation.

If Article EIGHTH is eliminated, then under the Delaware General Corporation Law the holders of only a majority of the outstanding company stock entitled to vote for the election of directors would be required to approve the transactions described in the third paragraph above, subject to the following exception. If the transaction constitutes a “business combination” within the meaning of Section 203 of the Delaware General Corporation Law (“Section 203”) involving a person owning 15% or more of the Company’s voting stock (referred to as an “interested shareholder”), then the transaction could not be completed for a period of three years after the date the person became an interested shareholder unless (1) the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested shareholder prior to such business combination or transaction, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owned at least 85% of the Company’s outstanding voting stock (excluding shares owned by persons who are directors and also officers of the Company and shares owned by certain employee benefit plans of the Company), or (3) the business combination was approved by the Board and by the affirmative vote of at least 66-2/3% of the Company’s outstanding voting stock not owned by the interested shareholder.

The sections of the Certificate of Incorporation and By-Laws that reflect the proposed amendments are attached to this proxy statement as Appendix A and are marked to show changes from the Company’s current Certificate of Incorporation and By-Laws.

APPROVAL OF THIS PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY ENTITLED TO VOTE FOR THE ELECTION OF DIRECTORS.

If this proposal is approved by the shareholders, it will be effected by the filing of an Amended and Restated Certificate of Incorporation with the State of Delaware promptly after this Annual Meeting. The amendments to the By-Laws, if approved by the shareholders, will be effective immediately upon approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

ITEM 6.  SHAREHOLDER PROPOSAL ON DECLASSIFICATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps so that each director is elected annually. (Does not affect the unexpired terms of directors.)

Proponent’s Supporting Statement

We as shareholders voted in support of this topic.

Year	Rate of Support
1999	51%
2002	50.5%
2003	56%

These percentages are based on yes and no votes cast. I believe this repeat level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections. Additionally our Directors had authorized their objections to go out in extra solicitations to shareholders beyond the usual proxy distribution.

The Council of Institutional Investors (www.cii.org) formally recommends that Directors act to adopt proposals which win a majority of votes cast. This is a general recommendation, not this specific proposal. (Source: CII Corporate Governance Policies, September 4, 2003)

Since 1999 our Directors have not provided any management position evidence that Directors consulted with a corporate governance authority who supported this proposal topic. I believe our directors have an obligation to give equal consideration to both sides of this key issue.

I can only question how Directors analyzed this proposal topic. I believe our directors have done a disservice to their shareholders, employees and customers by committing themselves to the status quo in corporate governance on this key issue.

When something goes wrong at a company, Boards could face liability if they ignored a shareholder proposal that could have prevented the problem. Source: Seth Taube, Securities Litigation Department, McCarter & English, “Shareholder Proposals Still Get No Respect,” The Street.com, May 12, 2003.

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003. (Source: Investor Responsibility Research Center, Corporate Governance Bulletin, June-Sept. 2003). Annual election of each Director is a key policy of the Council of Institutional Investors. (Source: CII Corporate Governance Policies, September 4, 2003)

I believe that annual election of each Director is an avenue to express to each Director our concern about our current stock price – compared to its $69 price in 2001.

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe it is unfounded the concern expressed by some that the annual election of each director could leave companies without experienced directors. In the unlikely event that shareholders vote to replace all directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

Council of Institutional Investors Recommendation

The Council of Institutional Investors (www.cii.org,) whose members have $2 trillion invested, called for annual election of each Director. This is a general recommendation, not this specific proposal. (Source: CII Corporate Governance Policies, September 4, 2003)

Elect Each Director Annually

Yes on 6.

Board of Directors’ Response

The Company’s By-Laws divide the Board of Directors into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The current classified board structure has been in place since it was approved by the shareholders in 1986.

The Board of Directors and its Governance, Organization and Nominating Committee, in consultation with outside corporate governance experts, have again carefully considered this proposal and the arguments for and against a classified board. We have concluded that the Company’s classified board structure continues to be in the best interests of the Company and its shareholders, and oppose this proposal for the reasons outlined below.

Protection Against Unfair and Abusive Takeover Tactics. A classified board is designed to safeguard the corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the corporation. The classified board structure enhances the ability of the Board of Directors to negotiate the best results for all shareholders in these circumstances. It would not preclude a takeover, but it would afford the Company time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives, including the continued operation of the Company’s businesses, to provide maximum value for all shareholders.

Accountability to Shareholders. All directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of how often they stand for election. The Board of Directors believes that directors elected to three-year terms are not insulated from this responsibility and are just as accountable to shareholders as directors elected annually.

Corporate Governance. The Board of Directors is committed to first-rate corporate governance and continually examines the Company’s practices in light of the changing environment. The Company has adopted Corporate Governance Principles, which appear on page 14 of this proxy statement, that focus on the independence and quality of the members of the Board and its effective functioning. The Board notes that numerous well-respected U.S. corporations and institutional investors have classified boards, including over 60% of the S&P 500 companies. In addition, the Board observes several corporate governance practices that provide for many of the advantages sought by the proponent, including a majority of independent directors (currently 10 of our 11 directors are independent), evaluation of the Chief Executive Officer by the nonemployee directors, a business code of ethics, executive sessions of nonemployee directors, nonemployee director access to Company officers and employees and the Board’s use of independent legal, financial or other expert advice.

Stability and Continuity. The three-year staggered terms are designed to provide stability, enhance long-term planning and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board of Directors has solid knowledge of the Company’s complex business and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders.

Effect of Proposal. Adoption of this proposal would not automatically result in the elimination of the Company’s classified board structure. A formal amendment repealing the classified board provision of the Company’s By-Laws would, if not approved by the Board of Directors, need to be submitted to the shareholders, and it would require approval of the holders of at least 75% of the outstanding shares entitled to vote for the election of directors. The Board, however, in exercising its fiduciary duties, must independently consider whether it would be in the best interest of the Company to declassify the Board. The Board’s conclusion is that declassifying the Board would not be in the best interest of the shareholders. The resulting vote would probably fail since the votes for the proposal in the recent past fall significantly short of 75% of the Company’s outstanding shares entitled to vote for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.  SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Shareholders request that our Directors increase shareholder rights by using all means in their power to adopt a simple-majority voting standard (50% plus one vote) in place of a super-majority voting standard. This includes 75% or higher voting barriers for shareholder votes to be successful. This also includes each super-majority requirement which our Board has the power (unilaterally or with the cooperation of others) to modify accordingly. This includes a recommendation to make a special solicitation (to address this one topic only) to obtain the yes-vote of 75% of outstanding shares needed for adoption.

Proponent’s Supporting Statement

Our Directors are to be Applauded

Our Directors are to be applauded for their October 2003 recommendation of the elimination of super-majority provisions in response to our 2002 and 2003 votes in favor of this topic. I believe this proposal is simply an enhancement of our Board’s announcement. This proposal supplements our Board’s announcement by extending the simple-majority provision to changing the current 3-year Directors terms to one-year terms.

I believe this proposal also adds a provision intended to ensure the success of our Board’s recommendation. I believe that our Board would be embarrassed if our Board’s recommendation fell short of the minimum vote required. This voting threshold was put in many years ago before corporate governance gained high visibility.

I believe our board is correct in its recommendation because current super-majority requirements allow a small minority to frustrate the will of the majority of shareholders. For example, with our company’s supermajority rule requiring a 75%-vote to change to one-year director terms, if 74% of shares outstanding vote yes and 1% vote no — only 1% of shares could force their will on the overwhelming 74% majority.

I believe that a company which has or adopts simple-majority is sending a signal of confidence in its management abilities and strategy. I believe adopting simple-majority would be a sign that our Board is confident that their skill and strategy will result in our company being fairly valued in the market.

Simple-Majority Vote

Yes on 7.

Board of Directors’ Response

The Board of Directors recommends a vote against this proposal for the reasons stated below.

The Board of Directors and its Governance, Organization and Nominating Committee have carefully reviewed the super-majority provisions in the Certificate of Incorporation and By-Laws. After such consideration, the Board continues to believe that such provisions, other than the provisions proposed to be eliminated in the Management Proposal (Proposal 2), protect the interests of shareholders and should be maintained.

The Company’s Certificate of Incorporation and By-Laws require approval by at least 75% of our outstanding shares before certain fundamental changes can be made in our governing instruments. For example, this approval is required for the adoption or the alteration, amendment or repeal of certain provisions of the Certificate of Incorporation and the By-Laws, including those relating to shareholder meetings, the number and removal of directors, the filling of vacancies on the Board of Directors, the classification of the Board and cumulative voting. The vote requirement for such changes is reduced to a majority of the outstanding shares if the Board, in the exercise of its fiduciary duties, finds that such actions are in the best interests of the Company and its shareholders.

These provisions comprise the fundamental framework of our governance structure and are intended to preserve and maximize the value of the Company for all shareholders by protecting against self-interested actions by one or a few large shareholders. Similar provisions are included in the governing instruments of many public corporations. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting in person or by proxy and entitled to vote on the matter, but not a majority of all outstanding shares entitled to vote, to take actions that would give them effective control of the Company without negotiating with the Board of Directors to achieve the best results for the other shareholders. These voting provisions do not preclude changes to the corporate governance provisions, but they do ensure that fundamental changes can only be made when a broad consensus of shareholders agrees that a change is prudent.

It is important to note that the Company’s Board of Directors is an independent board, consisting of ten outside directors and one inside director, providing further assurance that the existing shareholder voting provisions will not be used for entrenchment purposes but to maximize shareholder value for all shareholders.

As discussed in the Management Proposal (Proposal 2) on page 31 of this proxy statement, the Board of Directors has approved and recommended for approval by the Company’s shareholders amendments to the Certificate of Incorporation and By-Laws that would remove the 75% vote requirement for certain business combinations and changes in the capital stock of the Company. The Board has concluded that these provisions may discourage beneficial transactions and are not in the best interests of shareholders in view of the Company’s overall corporate governance structure.

Approval of the proposal would not by itself eliminate the supermajority provisions which are not subject to the Management Proposal. A formal amendment repealing the supermajority provisions would need to be submitted to the shareholders and would require approval by at least 75% of our outstanding shares entitled to vote or, upon recommendation of the Board of Directors, of the holders of at least a majority of the outstanding shares entitled to vote for the election of directors. It should be noted that although last year a similar simple majority vote shareholder proposal was approved by a majority of the shares present or represented by proxy and entitled to vote at the meeting, it received approval of only 34.54% of the outstanding shares entitled to vote. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 5.  SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

WHEREAS, we believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen as responsible for, or complicit in, human rights violations;

Among the various nations where our country operates, the Peoples Republic of China has consistently been noted as violating basic human rights. Yet, Boeing has been called “China’s most valuable lobbyist.” It has also worked to have the U.S. government grant China Most Favored Nation status. Meanwhile jobs are being transferred from the U.S. to China in ever-increasing numbers;

The Wall Street Journal editorialized (09/26/02) how Christians in China “are harassed, jailed and sometimes killed. Catholics loyal to the Pope remain persecuted, as are Protestants whose only crime is reading the Bible, without official authorization, in their own homes. Last December five members of an evangelical sect were sentenced to death in secret trials.”

Our company has no comprehensive human rights policy enabling it to effectively manage and avoid allegations of aiding and abetting such abuses;

A number of global companies have already adopted a comprehensive human rights policy based upon the Universal Declaration of Human Rights (1948);

We believe significant commercial advantages may accrue to Boeing by adopting a comprehensive human rights policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and law suits;

Congressional resolutions have been introduced calling for human rights criteria for companies operating in China, Tibet and elsewhere;

RESOLVED: shareholders request the Board to develop and adopt a comprehensive human rights policy to include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights. We suggest that they adopt such a policy at the earliest possible time and that they report on the progress made in this regard, especially in places like China which have consistently been listed as in violation of basic human rights, no later than November 1, 2004.

Proponents’ Supporting Statement

We believe our human rights policy should include:

1.	Workplace standards based upon the core conventions of the International Labor Organization (ILO Conventions No. 29, 87, 98, 100, 105, 111, 138, and 182).

2.	Standards regarding the use of security personnel, both private and host country security forces, that is based upon and consistent with internationally accepted human rights norms, such as the U.N. Code of Conduct for Law Enforcement Officials.

3.	Human rights and social impact assessment conducted prior to any decision to invest in countries in civil conflict or which have poor human rights records, as prepared by the U.S. Department of State.

4.	A plan for implementing these commitments and policies throughout our company’s global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting.

Board of Directors’ Response

As a global enterprise for aerospace leadership, Boeing is committed to remaining one of the premier industrial companies in the world. We have found that significant good is accomplished by bringing countries into the mainstream of open-market trading and economic progress. It is the Company’s experience and belief that operations in a foreign country and involvement with its local employees and communities can make a positive difference in both the economic well-being of the people and the eventual betterment of their society. In our international as well as our domestic operations, we are committed to operating with integrity and the highest ethical business principles. We are committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world, and to conducting our business with a high regard for health, safety, environmental standards and social responsibility.

Good corporate citizenship is a value embedded in the Company’s 2016 Vision Statement and the Company’s day-to-day operations, locally and globally. We have structures in place to ensure ethical decision making and compliance with legal and ethical principles in all our operations. The Company recently created an Office of Internal Governance, which reports directly to the Company’s Chief Executive Officer and is responsible for the Company’s internal audit, ethics, import, export, international service contractors, and compliance assessment programs. The Company’s ethics organization, which was previously integrated with the business units, has been consolidated into a single organization reporting to Company headquarters. Also, the Company is increasing the size of the ethics organization in order to more effectively meet current and emerging requirements.

The Ethics and Business Conduct Committee, whose members include the Chief Executive Officer and presidents of the operating groups, helps oversee implementation of the Company’s ethics program. Part of the Company’s ethics program is providing Company-wide ethics and business conduct education programs to ensure that all employees know Boeing values and standards of conduct. In addition, the Company provides compliance education programs designed to ensure that employees understand the legal requirements relevant to their work at a level of detail appropriate to their job functions. Suppliers, consultants and contract labor receive ethics and business conduct training materials so that they are aware of the Company’s standards of business conduct. Contract terms are being strengthened regarding these third-party service providers’ obligations to comply with the Company’s standards of business conduct.

We believe that adoption of the policy called for by this proposal is unnecessary and would impose unnecessary barriers to initiating operations internationally that would be of benefit to the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 5.